EXHIBIT 99.1

MOUNTAIN BANCSHARES, INC.

Financial Statements

For the Years Ended December 31, 2005 and 2004

MOUNTAIN BANCSHARES, INC.

Table of Contents

December 31, 2005 and 2004

Page

Report of Independent Registered Public Accounting Firm

Consolidated Statements of Financial Condition

2

Consolidated Statements of Operations

3

Consolidated Statements of Comprehensive Income

4

Consolidated Statements of Shareholders’ Equity

5

Consolidated Statements of Cash Flows

6

Notes to Consolidated Financial Statements

7-25

Report of Independent Registered Public Accounting Firm

The Board of Directors

Mountain Bancshares, Inc.

Dawsonville, Georgia

We have audited the accompanying consolidated statements of financial condition of Mountain Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows, for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mountain Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and cash flows, for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/Cherry Bekaert & Holland, L.L.P.

Atlanta, Georgia

February 10, 2006

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Financial Condition

December 31, 2005 and 2004

Assets

	2005	2004

Cash and due from banks	$ 1,729,303	$ 1,399,688
Interest bearing deposits in banks	3,100,000	1,600,000
Federal funds sold	8,791,000	6,357,000
Securities available-for-sale	15,410,410	7,015,807
Loans, net of allowance for loan losses	101,327,228	59,873,861
Bank premises and fixed assets	4,314,580	4,455,926
Accrued interest receivable	697,081	290,721
Federal Home Loan Bank stock	162,100	--
Deferred tax asset	461,389	--
Other assets	153,237	142,803

Total Assets	$136,146,328	$81,135,806

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-Interest bearing	$8,351,612	$5,824,435
Interest-bearing
NOW accounts	3,428,177	2,142,749
Savings	292,652	249,155
Money market accounts	43,422,398	44,223,828
Time deposits of $100,000 and over	45,345,505	9,632,927
Other time deposits	22,586,217	7,833,489

Total deposits	123,426,561	69,906,583

Other liabilities	405,200	114,379

Total liabilities	123,831,761	70,020,962

Commitments and contingent liabilities

Shareholders’ equity
Common Stock, par value $5.00; 10,000,000 shares authorized; 1,222,000 and 1,200,000 shares issued and outstanding, respectfully	6,110,000	6,000,000
Additional paid-in capital	6,054,693	5,944,693
Retained earnings (accumulated deficit)	354,694	(790,557)
Accumulated other comprehensive (loss)	(204,820)	(39,292)

Total shareholders’ equity	12,314,567	11,114,844

Total liabilities and shareholders’ equity	$136,146,328	$81,135,806

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2005 and 2004

	2005	2004

Interest income
Interest and fees on loans	$ 6,824,914	$ 3,509,954
Interest on taxable securities	379,725	281,533
Interest on non-taxable securities	34,609	--
Interest on Federal funds sold	129,346	33,250
Interest on deposits in banks	63,590	17,850

Total interest income	7,432,184	3,842,587

Interest expense
Interest on time deposits of $100,000 or more	990,619	143,841
Interest on other deposits	1,643,582	928,342
Interest on funds purchased and other borrowings	3,955	1,952

Total interest expense	2,638,156	1,074,135

Net interest income	4,794,028	2,768,452

Provision for loan losses	423,761	312,303
Net interest income after provision for loan losses	4,370,267	2,456,149

Noninterest income
Service charges on deposits	143,453	85,807
Mortgage brokerage income	451,011	285,853
Other income	13,430	67,301

Total noninterest income	607,894	438,961
Noninterest expense
Salaries and employee benefits	2,187,409	1,568,533
Occupancy expenses	457,776	409,865
Other expenses	950,705	581,713

Total noninterest expenses	3,595,890	2,560,111

Income before income taxes	1,382,271	334,999

Income tax expense	237,020	--
Net income	$1,145,251	$334,999

Net income per share
Basic	$ 0.95	$ 0.28
Diluted	$ 0.92	$ 0.28

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2005 and 2004

	2005	2004

Net Income	$1,145,251	$334,999

Unrealized holding losses arising during period, net of tax, less reclassification adjustment for gains and losses included in net income	(165,528)	(18,663)

Comprehensive income	$979,723	$316,336

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

	Common Stock Shares	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity

Balance at December 31, 2003	1,200,000	$6,000,000	$5,944,693	$(1,125,556)	$(20,629)	$10,798,508

Net Income	--	--	--	334,999	--	334,999

Change in unrealized loss on securities available-for-sale	--	--	--	--	(18,663)	(18,663)

Balance at December 31, 2004	1,200,000	6,000,000	5,944,693	(790,557)	(39,292)	11,114,844

Net Income	--	--	--	1,145,251	--	1,145,251

Issuance of common stock	22,000	110,000	110,000	--	--	220,000

Change in unrealized loss on securities available-for-sale	--	--	--	--	(165,528)	(165,528)

Balance at December 31, 2005	$1,222,000	$6,110,000	$6,054,693	$354,694	$(204,820)	$12,314,567

The accompanying notes are an integral part of these financial statements.

6

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

	2005	2004

Cash flows from operating activities
Net income	$1,145,251	$334,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	244,860	216,448
Provision for loan losses	423,761	312,303
Gain on sale of fixed assets	(3,033)	(34,250)
(Increase) in accrued interest receivable	(406,360)	(109,410)
Net change in other assets and liabilities	(75,487)	(329,594)

Net cash provided by operating activities	1,328,992	390,496

Cash flows from investing activities
(Increase) in deposits in other banks	(1,500,000)	(1,600,000)
(Increase) in Federal funds sold	(2,434,000)	(2,831,000)
Loan originations and collections, net	(41,877,128)	(31,230,292)
Purchases of available-for-sale securities	(9,498,672)	(2,280,457)
Purchase of Federal Home Loan Bank stock	(162,100)	--
Proceeds from maturities, sales and calls of available-for-sale securities	820,109	2,773,314
Net additions to premises and equipment	(87,561)	159

Net cash used in investing activities	(54,739,352)	(35,168,276)

Cash flows from financing activities
Net increase in deposits	53,519,975	35,152,623
Net proceeds from issuance of common stock	220,000	--

Net cash provided by financing activities	53,739,975	35,152,623

Net increase in cash and due from banks	329,615	374,843

Cash and due from banks at beginning of the year	1,399,688	1,024,845

Cash and due from banks at end of the year	$1,729,303	$1,399,688

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

Note 1—Nature of business and significant accounting policies

Nature of business

Mountain Bancshares, Inc. (the “Company”) is a one-bank holding company.  Substantially all of its business is conducted by its wholly-owned subsidiary, Mountain State Bank (the “Bank”). The Bank is engaged in community banking activities through its locations in Dawsonville and Cumming, Georgia, and the surrounding area. Most of the Bank’s loans and loan commitments have been granted to customers in the Dawson and Forsyth County, Georgia areas.  Many of the Bank’s loan customers are also depositors of the Bank.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

Mountain Bancshares, Inc. was incorporated on June 24, 2002, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act.  During 2003, as an organizational entity, the organizers of the Company commenced a stock offering for the initial capitalization of the Company and the Bank.  The registration statement for the offering filed by the Company was declared effective on January 8, 2003.  The offering was completed in the second quarter of 2003, with 1,200,000 shares of the Company’s common stock being sold for $10 per share, raising capital of $12 million.  The Company has charged $55,307 of issuance costs against these gross proceeds.

Since inception through April 15, 2003, the Company engaged in pre-opening and organizational activities necessary to obtain regulatory approvals and to prepare its subsidiary, the Bank, to commence business as a financial institution.  On April 15, 2003, the Bank opened for business.

On December 19, 2005, Mountain Bancshares, Inc. entered into a definitive merger agreement with a Georgia multi-bank holding company.  At the effective time of the merger, the corporate existence of Mountain Bancshares, Inc. will cease, and Mountain State Bank of Dawsonville will continue to operate as a wholly-owned subsidiary of the multi-bank holding company.  The agreement is subject to certain conditions and shareholder approval. Subsequent to December 31, 2005, the acquiring entity filed with the SEC a registration statement to effect the transaction.

Significant accounting policies

Basis of presentation: The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 1—Nature of business and significant accounting policies (continued)

Significant group concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is to customers in the Cumming and Dawsonville, Georgia market areas.  The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

Investment securities: The Bank’s investments in securities are classified and accounted for as follows:

Securities available-for-sale – Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

Securities held-to-maturity – Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The Bank has not classified any securities as trading.

Gains and losses on the sale of securities are determined using the specific-identification method on a trade-date basis.  Dividends and interest income are recognized when earned.  A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary results in write-downs of individual securities to their fair value.

Loans and allowance for loan losses: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 1—Nature of business and significant accounting policies (continued)

Loans and allowance for loan losses (continued): The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Management applies this criterion to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered.  Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

Fees on loans and costs incurred in the origination of loans are recognized at the time the loan is placed on the books.  Because loan fees are not significant and a substantial number of the Bank’s loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Foreclosed real estate: Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the property less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.

Bank premises and equipment: Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to forty years.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 1—Nature of business and significant accounting policies (continued)

Income taxes: Provisions for income taxes are based on amounts reported in the statements of operations after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share”.

Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.  Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

Cash and due from banks, federal funds sold, and interest-bearing deposits in banks – Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.

Available-for-sale and held-to-maturity securities – Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

Loans – Fair values for fixed rate loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

Deposit liabilities and other borrowings – Due to the short-term nature of demand and savings accounts, the estimated fair value of these instruments approximates their carrying amounts.  In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts.  Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 1—Nature of business and significant accounting policies (continued)

Commitments to extend credit - Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded.  The value of these commitments is the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value and no fair value has been assigned to these instruments.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition.  Such items, along with net income (loss), are components of comprehensive income (loss).

Stock-based compensation: The Company accounts for stock-based compensation utilizing the intrinsic value method.  See Note 9 for additional information regarding the Company’s stock-based compensation plan.  Presented below is certain actual financial information of the Company with comparative proforma information determined as if the Company had accounted for the stock-based compensation utilizing the fair-value method.

	2005	2004

Net income (loss), as reported	$1,145,251	$334,999

Income (loss) per share, as reported
Basic:	$0.95	$0.28
Diluted:	$0.92	$0.28

Stock-based employee compensation cost based on fair-value method	$103,000	--

Proforma net income, including stock-based compensation cost based on fair-value method	$1,042,251	$334,999

Proforma income per share, including stock-based compensation cost based on fair-value method

Basic:	$0.87	$0.28
Diluted:	$0.84	$0.28

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 1—Nature of business and significant accounting policies (continued)

New accounting pronouncements: In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  The primary focus of this statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions.  This Statement is effective for the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R will be adopted by the Company on January 1, 2006. Based on the unvested options outstanding at December 31, 2005, the Company expects that the adoption of SFAS 123R will result in additional compensation expense of approximately $103,000 during 2006.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets.  This Statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of SFAS No. 153 is not expected to have a material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections -- a replacement of APB Opinion No. 20 and FASB Statement No. “3”.  SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, The Meaning of Other Than Temporary Impairment and its Application to Certain Investments. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. This Staff Position is effective for periods beginning after December 15, 2005 with earlier application permitted. Implementation of this guidance is not expected to have a material impact on the consolidated financial statements of the Company.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 2—Investment securities

The amortized cost and fair value amounts of securities owned as of December 31, are shown below:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale securities:
U. S. agency	$10,907,475	$ --	$(189,113)	$10,718,362
State & Political Subdivisions	2,085,634	--	(61,025)	2,024,609
Corporate obligations	1,300,000	960	--	1,300,960
Mortgage-backed	1,427,634	--	(61,155)	1,366,479
	$15,720,743	$ 960	$(311,293)	$15,410,410

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale securities:
U. S. agency	$4,003,216	$ 2,150	$(14,663)	$3,990,703
Corporate obligations	1,300,000	--	--	1,300,000
Mortgage-backed	1,751,883	--	(26,779)	1,725,104
	$7,055,099	$ 2,150	$(41,442)	$7,015,807

The amortized cost and fair value of securities as of December 31, 2005, by contractual maturity, is as follows:

	Securities Available-for-Sale
	Amortized Cost	Fair Value
One year or less	$ --	$ --
After one year through five years	5,491,943	5,392,899
After five years through ten years	4,778,229	4,725,526
After ten years	4,022,936	3,925,505
Mortgage-backed securities	1,427,635	1,366,480
	$15,720,743	$15,410,410

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 2—Investment securities (continued)

The Bank had $1,000,000 and $1,000,000 of securities pledged to secure public funds at December 31, 2005 and 2004, respectively. There were no material net realized gains (losses) on sales of securities during 2005 and 2004.

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	2005
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available-for-sale
U. S. Agency	$122,880	$8,788,553	$66,233	$1,929,808
State & political subdivisions	61,025	2,024,609	--	--
Mortgage-backed	--	--	61,155	1,366,479

	$183,905	$10,813,162	$127,388	$3,296,287

	2004
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available-for-sale
U. S. Agency	$ --	$ --	$14,663	$3,990,703
Mortgage-backed	26,779	1,725,104	--	--

	$ 26,779	$ 1,725,104	$14,663	$3,990,703

Management evaluates securities for other-than-temporary impairment on a periodic basis, more frequently when economic or market conditions warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 2—Investment securities (continued)

At December 31, 2005, the gross unrealized losses are primarily the result of changes in market interest rates.  Each of the securities are U.S. agency debt securities, including mortgage-backed securities, or corporate securities.  As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other-than-temporary.

Note 3—Loans

The composition of loans is summarized below:

	December 31,
	2005	2004

Commercial and industrial	$ 8,355,414	$4,308,327
Construction	61,536,156	31,229,851
Real estate	29,209,573	23,343,689
Consumer	3,247,024	1,596,781

	102,348,167	60,478,648

Allowance for loan losses	(1,020,939)	(604,787)

Loans, net	$101,327,228	$59,873,861

Changes in the allowance for loan losses were as follows:

	December 31,
	2005	2004

Balance at beginning of the year	$ 604,787	$292,484
Provision charged to operations	423,761	312,303
Recoveries	--	--
Loans charged off	(7,609)	--

Balance at end of the year	$1,020,939	$604,787

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 3—Loans (continued)

As of December 31, 2005 and 2004, there were $180,035 and $0, respectively, in loans for which the accrual of interest has been discontinued. There was no significant reduction in interest income associated with non-accrual or renegotiated loans. There were no loans identified as impaired under SFAS 114 at December 31, 2005 and 2004.

At December 31, 2005 and 2004, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $2,959,716 and $1,728,871, respectively. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions:

	December 31,
	2005	2004

Balance at beginning of the year	$1,728,871	$562,081
Advances	2,029,101	3,152,953
Repayments	798,256	1,986,163

Balance at end of the year	$2,959,716	$1,728,871

Note 4—Foreclosed real estate

The Bank had no foreclosed real estate at or during the years ended December 31, 2005 and 2004.

Note 5—Bank premises and equipment

Bank premises and equipment consists of the following:

	December 31,
	2005	2004

Land	$1,390,991	$1,390,991
Building and improvements	2,478,560	2,478,560
Equipment, furniture and fixtures	913,930	843,216
	4,783,481	4,712,767
Less: accumulated depreciation	468,901	256,841

Premises and equipment, net	$4,314,580	$4,455,926

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 5—Bank premises and equipment (continued)

Depreciation expense for the years ended December 31, 2005 and 2004 totaled $231,941 and $216,448, respectively.

Note 6—Deposits

At December 31, 2005, the scheduled maturities of time deposit liabilities are as follows:

2006	$35,304,614
2007	30,045,035
2008	2,547,731
2009	7,343
2010 and thereafter	26,999

$67,931,722

Note 7—Employee benefit plan

The Bank has a 401(k) salary-deferred plan covering substantially all employees.  At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees.  Total deferred amounts are limited to amounts that can be deducted for Federal income tax purposes.

Note 8—Shareholders’ equity and regulatory requirements

The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank.  Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 8—Shareholders’ equity and regulatory requirements (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes that as of December 31, 2005 and 2004, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005 and 2004, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total Capital (to be risk weighted assets)	$13,244,571	11.47%	$9,237,713	8%	$11,547,141	10%
Tier 1 capital (to risk weighted assets)	12,223,632	10.58%	4,621,411	4%	6,932,116	6%
Tier 1 capital (to average assets)	12,223,632	9.53%	5,130,591	4%	6,413,238	5%

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to be risk weighted assets)	$11,617,587	16.04%	$5,794,307	8%	$7,242,885	10%
Tier 1 capital (to risk weighted assets)	11,012,800	15.20%	2,898,105	4%	4,347,158	6%
Tier 1 capital (to average assets)	11,012,800	14.93%	2,950,515	4%	3,688,145	5%

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 8—Shareholders’ equity and regulatory requirements (continued)

During 2003 the Company adopted the 2003 Stock Option Plan (the “Plan) for eligible directors, officers and key employees of the Company and Bank.  Options are granted to purchase common shares at a price not less than the fair market value of the common stock at the date of grant, with fair value being established by the Board of Directors.  The Company has reserved and made available under the Plan 200,000 shares of the Company’s common stock.

The Plan provides for the grant of both incentive and nonqualified stock options.  The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements, and the number of shares covered by each option.

As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation,” the Company has elected to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

Presentation of pro forma information regarding net income and earnings per share is presented in Note 1 to the financial statements, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement.  The fair value for these options was estimated, for each of the years presented, at the date of grant using an option pricing model which included the following range of assumptions:

Dividend yield	0.0%
Volatility	10.0%
Risk-free rate	3.60 - 3.97%

In addition, the model assumed that each option was exercised in the initial year of vesting.

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period.  Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted, and generally provide for vesting over five to ten year periods. The Plan provides that vesting periods may not exceed ten years.

A summary of the Company’s stock option activity, and related information, for the years ended December 31, 2005 and 2004 follows.  Exercise price per share information is based on weighted averages.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 8—Shareholders’ equity and regulatory requirements (continued)

	2005		2004
	Options	Exercise Price Per Share	Options	Exercise Price Per Share

Outstanding at beginning of the year	150,000	$10.05	135,000	$10.00
Granted	10,000	11.00	15,000	10.53
Exercised	22,000	10.00	--	--
Expired/Forfeited	--	--	--	--

Outstanding at end of the year	138,000	$10.13	150,000	$10.05

As of December 31, 2005 and 2004, 32,000 and 29,333 options, respectively, were vested and exercisable.

The weighted-average remaining contractual life of options outstanding at December 31, 2005 and 2004 was 89 months and 101 months, respectively.

During 2003 the Company also adopted the Stock Warrant Plan for the purpose of granting warrants on the common stock of the Company to the Organizing Directors of the Company.  The Company granted one stock warrant to each Organizing Director for each share of common stock of the Company purchased by the Director in the Company’s public offering.  The warrants are nonqualified stock warrants.  The Company granted 205,000 warrants in connection with the offering.  The warrants vest over a three year period, with a one-third per year vesting schedule.  The warrants are exercisable at $10 per share, and must be exercised within ten years from the date of grant.  The Stock Warrant Plan does not provide for the issuance of any further warrants.

Note 9—Net income per share

The computation of basic and diluted earnings per share is based on the weighted average number of shares outstanding during the period presented, plus, when their effect is dilutive, additional shares assuming the exercise of stock options and warrants, in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”  The Company utilitzes the treasury stock method in determining diluted earnings per share.  For the years ended December 31, 2005 and 2004, the weighted average number of common shares outstanding was 1,204,279 and 1,200,000 shares, respectively.  For the year ended December 31, 2005, the application of the treasury stock method resulted in 41,926 dilutive shares from the Company’s outstanding options and warrants, resulting in a diluted earnings per share of $0.92.  For the year ended December 31, 2004, the application of the treasury stock method resulted in 16,143 dilutive shares from the Company’s outstanding options and warrants, resulting in diluted earnings per share of $0.28.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 10—Income taxes

Total income tax (benefit) in the Statement of Operations is as follows:

	December 31
	2005	2004

Current tax	$636,573	$220,082
Deferred tax (benefit)	(88,876)	116,000
Change in valuation allowance	(248,677)	(116,000)
Utilization of NOL carryforward	(62,000)	(220,082)

	$237,020	$ --

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2005	2004

Tax provision at statutory federal rate	$470,000	$114,000
State income tax	87,000	--
Utilization of net operating loss	(62,000)	(220,000)
Tax exempt interest	(12,000)	--
Change in valuation allowance	(249,000)	--
Other, including deferred	3,020	106,000

Income tax expense	$237,020	$--

The primary components of deferred income taxes at December 31 were as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$347,000	$205,000
Unrealized loss on securities available-for-sale	105,000	--
Operating loss carryforward	--	62,000
Other	9,389	--
Valuation Allowance	$--	$(267,000)
Deferred income tax assets	461,389	--

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 11—Commitments and contingencies

In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments, which are not reflected in the financial statements.  These instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

Following is an analysis of significant off-balance sheet financial instruments:

	2005	2004

Commitments to extend credit	$27,815,933	$15,915,912
Standby letters of credit	490,088	60,000

	$28,306,021	$15,975,912

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation.  In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

Note 12—Supplemental consolidated cash flow information

	2005	2004

Income taxes paid	$ 516,140	$ --
Interest paid	2,478,310	1,056,993

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 13—Fair value of financial instruments

The estimated fair values of the Bank’s financial instruments, for those instruments, for which the Bank’s management believes estimated fair value does not, by nature, approximate the instruments carrying amount, were as follows at December 31 (in thousands):

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Loans, net	$101,327	$102,018	$59,874	$60,430

Certificates of deposit	$ 67,932	$ 68,745	$17,466	$17,533

Estimated fair value information of investment securities is presented in Note 2 of the financial statements.

Note 14—Other expenses

Other non-interest expenses for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004

Data processing	$215,749	$149,972
Legal and accounting	163,051	73,267
Printing and supplies	38,546	35,241
Advertising	55,956	52,196
Telephone	61,269	42,021
Outside Services	36,528	18,475
Other	379,606	210,541

	$950,705	$581,713

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 15—Condensed financial information of Mountain Bancshares, Inc.

(parent company only)

Condensed Balance Sheet December 31, 2005 and 2004

	2005	2004

Assets
Cash	$ 200,354	$ 46,597
Interest bearing deposit	100,000	100,000
Investment in subsidiary	12,014,213	10,968,247

Total assets	$12,314,567	$11,114,844

Shareholder’s equity	$12,314,567	$11,114,844

Total liabilities and shareholders’ equity	$12,314,567	$11,114,844

Condensed Statements of Operations For the Years Ended December 31, 2005 and 2004

	2005	2004

Income
Dividend from subsidiary	$ --	$ --
Interest income	2,901	--

Total income	2,901	--
Expenses
Other	69,143	3,100

Total expenses	69,143	3,100

Loss before equity in undistributed earnings (loss) of subsidiary	(66,242)	(3,100)

Equity in undistributed earnings of subsidiary	1,211,493	338,099

Net Income	$1,145,251	$344,999

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Notes to Consolidated Financial Statements – (continued)

December 31, 2005 and 2004

Note 15—Condensed financial information of Mountain Bancshares, Inc.

(parent company only) (continued)

Condensed Statements of Cash Flows For the Years Ended December 31, 2005 and 2004

	2005	2004

Cash flows from operating activities
Net Income	$1,145,251	$334,999
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiary	(1,211,494)	(338,099)
Other assets and liabilities	--	(10)

Total adjustments	(1,211,494)	(338,109)

Net cash used in operating activities	(66,243)	(3,110)

Cash flows from investing activities
Purchase certificate of deposit	--	(100,000)

Net cash used in investing activities	--	(100,000)

Cash flows from financing activities
Proceeds from issuance of common stock	220,000	--

Net cash provided by financing activities	220,000	--

Net change in cash	153,757	(103,110)

Cash at beginning of the year	46,597	149,707

Cash at end of the year	$200,354	$46,597

The accompanying notes are an integral part of these financial statements.